EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of April 1, 2008, amended and restated effective as of February 23, 2011, is made and entered into by and between Security Investors, LLC (the “Adviser”) and each of the registered investment companies set forth on Schedule A (each such company being referred to herein as a “Company”).  This Agreement shall apply to each investment portfolio of a Company as set forth in Schedule A (each a “Fund” and collectively the “Funds”).

WHEREAS, the Adviser has been appointed the investment adviser to the Funds pursuant to agreements between each Company and the Adviser (each such agreement an “Advisory Agreement”); and

WHEREAS, certain Funds wish to amend their existing arrangements with the Adviser; and

WHEREAS, each Company, on its own behalf and on behalf of its investment portfolios listed in Schedule A, and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, it is agreed as follows:

1.           With respect to the Funds identified on Schedule A, the Adviser hereby agrees, subject to Section 2 hereof, to reduce the fees payable to it under the applicable Advisory Agreement (but not below zero) and make any additional payments to the extent necessary to limit the ordinary operating expenses (including Rule 12b-1 fees (if any), but exclusive of brokerage costs, dividends on securities sold short, expenses of other investment companies in which a Fund invests, interest, taxes, litigation, indemnification, and extraordinary expenses (as determined under generally accepted accounting principles)) (“Operating Expenses”), of each Fund to an annual rate (as a percentage of the Fund’s average daily net assets) as set forth on Schedule A (“Expense Limit”).

2.           If on any day or month, the estimated annualized Operating Expenses of a Fund as of that day or month are less than the applicable Expense Limit as of that day or month, the Adviser shall be entitled to reimbursement by such Fund as set forth below.   The applicable Fund shall reimburse fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to either Section 1 hereof during any of the previous thirty-six (36) months beginning with the effective date of this Agreement (the “Reimbursement Amount”), to the extent that the annualized Operating Expenses of a Fund, plus the amount so reimbursed by the Fund equals, as of that day or month, the Expense Limit as set forth in Schedule A, provided however, that such amount paid by the Fund to the Adviser will in no event exceed the total of the Reimbursement Amount and will not include any amounts previously reimbursed by the Fund.  Any amounts reimbursed by the Fund to the Adviser under this Section 2 shall not include any additional charges or fees, such as interest on the Reimbursement Amount.  Amounts so reimbursed by the Fund shall be allocated to the oldest Reimbursement Amount during the previous thirty-six (36) month period until fully reimbursed and thereafter (i.e., after the oldest Reimbursement Amount has been fully reimbursed by the Fund), to the next oldest Reimbursement Amount, and so on.  Periodic adjustments to the Reimbursement Amount and related reimbursement may be made by the Fund as necessary to ensure that the amount of Operating Expenses of a Fund during any fiscal year never exceeds the applicable Expense

Limit for such Fund during that fiscal year.  In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other Fund.

3.             (a)  This Agreement shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that any Fund is deemed to have paid a preferential dividend.  In the event of any conflict between any term of this Agreement and the previous sentence, the previous sentence shall control.

(b)  In case a Fund has multiple classes of shares, any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Fund in accordance with the terms of the Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 and in manner consistent with that Rule.

4. The parties agree that this Agreement shall supersede any prior expense limitation agreement between a Company and the Adviser with respect to such Company’s Funds listed on Schedule A.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Security Equity Fund	Security Investors, LLC
By:	By:
Name:	Name:
Title: Vice President	Title: Vice President

Security Large Cap Value Fund	Security Income Fund
By:	By:
Name:	Name:
Title: Vice President	Title: Vice President

SBL Fund
By:
Name:
Title: Vice President

SCHEDULE A

Dated February 23, 2011

Registered investment companies to which this Agreement applies, and their respective Funds:

Security Equity Fund: Alpha Opportunity Fund (Classes A, B, and C, and Institutional Class), Large Cap Concentrated Growth Fund (Classes A, B, and C), and All Cap Value Fund (Classes A and C, and Institutional Class), All Cap Growth Fund (Classes A and C, and Institutional Class), Small Cap Value Fund (Classes A and C, and Institutional Class), Global Fund (Classes A and C)

Global Institutional Fund

MSCI EAFE Equal Weight Fund (Classes A, C and Institutional)

Mid Cap Value Institutional Fund

Security Large Cap Value Fund: Large Cap Value Fund (Classes A, B, and C)

Large Cap Value Institutional Fund

Security Income Fund: U.S. Intermediate Bond Fund (Classes A, B, and C) and High Yield Fund (Classes A, B, C, and Institutional)

SBL Fund:  Alpha Opportunity Fund (Series Z), U.S. Intermediate Bond Fund (Series E), and All Cap Value Fund (Series O)

Fund Name and Share Class	Expense Limit	Effective Date	Expiry Date

Alpha Opportunity Fund
Class A	2.11%	2/01/2011	1/31/2012
Class B	2.86%	2/01/2011	1/31/2012
Class C	2.86%	2/01/2011	1/31/2012
Institutional Class	1.86%	2/01/2011	1/31/2012

Large Cap Concentrated Growth Fund
Class A	1.35%	2/01/2011	1/31/2012
Class B	2.10%	2/01/2011	1/31/2012
Class C	2.10%	2/01/2011	1/31/2012

Mid Cap Value Institutional Fund	0.90%	2/01/2011	3/31/2012

All Cap Value Fund
Class A	1.27%	2/01/2011	1/31/2012
Class C	2.02%	2/01/2011	1/31/2012
Institutional Class	1.02%	2/01/2011	1/31/2012

Fund Name and Share Class	Expense Limit	Effective Date	Expiry Date

Large Cap Value Fund
Class A	1.15%	2/01/2011	1/31/2012
Class B	1.90%	2/01/2011	1/31/2012
Class C	1.90%	2/01/2011	1/31/2012

Large Cap Value Institutional Fund	0.96%	2/01/2011	1/31/2012

All Cap Growth Fund
Class A	1.40%	2/01/2011	1/31/2012
Class C	2.15%	2/01/2011	1/31/2012
Institutional Class	1.15%	2/01/2011	1/31/2012

Global Institutional Fund	1.00%	2/01/2011	1/31/2012

MSCI EAFE Equal Weight Fund (formerly Global Fund)
Class A	1.61%	4/29/2011	1/31/2013
Class C	2.36%	4/29/2011	1/31/2013
Institutional Class	1.36%	4/29/2011	1/31/2013

Small Cap Value Fund
Class A	1.30%	2/01/2011	1/31/2012
Class C	2.05%	2/01/2011	1/31/2012
Institutional Class	1.05%	2/01/2011	1/31/2012

U.S. Intermediate Bond Fund
Class A	1.00%	5/01/2011	4/30/2012
Class B	1.75%	5/01/2011	4/30/2012
Class C	1.75%	5/01/2011	4/30/2012

High Yield Fund
Class A	1.16%	5/01/2011	4/30/2012
Class B	1.91%	5/01/2011	4/30/2012
Class C	1.91%	5/01/2011	4/30/2012
Institutional Class	0.91%	5/01/2011	4/30/2012

Alpha Opportunity Fund (Series Z)	2.35%	5/01/2011	4/30/2012

All Cap Value Fund (Series O)	1.00%	5/01/2011	4/30/2012

U.S. Intermediate Bond Fund (Series E)	0.81%	5/01/2011	4/30/2012